Exhibit 99.1

Greenwave Technology Solutions, Inc. Shareholder Update

Company’s downstream processing system has commenced operations and is on track to generate in excess of $1,000,000 per month in revenue with 80%+ margins by the end of 2023.

Greenwave expects to generate positive cashflows from operations and positive EBITDA for the year ending December 31, 2023.

Second automotive shredder expected to commence operations in Q3 2023, doubling Greenwave’s ferrous metal processing capacity and significantly improving the Company’s top and bottom lines.

Company strengthens balance sheet with $15 million financing.

(Chesapeake, VA) August 3, 2023 – Greenwave Technology Solutions, Inc. (“Greenwave” or the “Company”) (NASDAQ: GWAV), a leading operator of metal recycling facilities in Virginia, North Carolina and Cleveland, OH, is pleased to announce that it has commenced operation of a downstream processing system at its Kelford, NC facility. The downstream processing system recovers millimeter-minus pieces of metal from Greenwave’s automotive shred residue or “fluff” as it is known in the industry.

The Company has generated an average of $38,000 per business day in revenue, with margins exceeding 80%, from metal recovered by the downstream system since it commenced operations. As Greenwave continues to optimize the operation of its downstream processing system, and brings a copper extraction component online, revenues generated by its downstream processing system could exceed $1 million per month by the end of 2023. As a result of the downstream system commencing operations, the Company is currently generating positive cashflows from operating activities and expects to generate positive EBITDA for the year ending December 31, 2023.

“We are at an inflection point in Greenwave’s growth trajectory. With the downstream processing system now online and new infrastructure set to come online in the coming weeks, we believe Greenwave’s revenue growth will accelerate going into 2024, in addition to increasing profit margins,” stated Danny Meeks, Chief Executive Officer of Greenwave. “We are incredibly grateful for the trust and support of Greenwave’s shareholders. We are continuing to execute on our strategic growth initiatives and look forward to reporting back on our progress.”

Second Automotive Shredder

The Company is pleased to announce it has completed the installation of its second automotive shredder at its Carrollton facility to process cars, household appliances and industrial products. The shredder is expected to commence operation as soon as the electrical infrastructure is completed. Greenwave’s second automotive shredder is expected to come online this quarter and more than double the Company’s ferrous metal processing capacity. By selling its ferrous metal as shredded rather than unshredded, Greenwave generates approximately 33% more revenue with profit margins in excess of 60%.

The completion of Greenwave’s second automotive shredder concludes its multi-year capex cycle, under which the Company has invested more than $15 million in its infrastructure and equipment over the past 18 months. This capex cycle is expected to double its ferrous metal processing capacity from fiscal 2022 levels and result in the Company having the infrastructure to accretively scale to over 20 metal recycling facilities.

Cleveland Facility

Greenwave formally opened its Cleveland metal recycling facility in April 2023 and is currently generating approximately $100,000 in revenue per month. In the Company’s experience, it typically takes 9 to 12 months before a newly opened facility reaches its full volume and revenue potential – it takes time to optimize operations, inform the community that a new metal recycling facility is open, and for local businesses and individuals to get in the routine of bringing their metal to the new facility.

Greenwave has been installing a shear baler at this facility, expected to commence operations in August 2023, which will significantly increase the amount of metal the Cleveland facility can purchase, process, and sell. The Company’s Cleveland facility also has access to the adjoining railroad to easily transport the scrap metal it processes to steel mills and foundries. Hundreds of local businesses and individuals are accustomed to selling their metal scrap to facilities in the same vicinity on a regular basis. Given these factors, Greenwave expects the monthly revenue generated by its Cleveland facility will ramp to over $500,000 per month in 2024.

Strengthening the Company’s Balance Sheet

On August 1, 2023, Greenwave closed a private placement financing with certain institutional and accredited investors for the purchase and sale of senior secured convertible notes and warrants. Gross proceeds to the Company from the offering were $15 million, before deducting the placement agent’s fees and other offering expenses payable by the Company. The Company expects to use the proceeds to fully retire all factoring advances outstanding, reduce its equipment debt, and for general corporate purposes.

The notes mature in 24 months, are amortized in monthly cash payments commencing in the seventh month following the close and are convertible into shares of common stock at a fixed price of $1.50 per share.

The Special Equities Group, a division of Dawson James Securities Inc., acted as the sole placement agent for the financing.

For more information on this financing, please see the Company’s Current Report on Form 8-K filed with the U.S. Securities and Exchange Commission on August 3, 2023.

About Greenwave

Greenwave Technology Solutions, Inc., through its wholly owned subsidiary Empire Services, Inc. (“Empire”), is a leading operator of metal recycling facilities in Virginia and North Carolina. At these facilities, Empire collects, classifies, and processes raw scrap metal (ferrous and nonferrous) for recycling. Steel is one of the world’s most recycled products with the ability to be re-melted and re-cast numerous times while offering significant economic and environmental benefits when compared with virgin materials. For more information, please visit https://www.greenwavetechnologysolutions.com/.

Forward-looking Statements

This press release contains certain forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These include, without limitation, statements about its revenue growth, opening of additional locations, margin expansion and cashflow projections. These statements are identified by the use of the words “could,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “may,” “continue,” “predict,” “potential,” “project” and similar expressions that are intended to identify forward-looking statements. All forward-looking statements speak only as of the date of this press release. You should not place undue reliance on these forward-looking statements. Although we believe that our plans, objectives, expectations and intentions reflected in or suggested by the forward-looking statements are reasonable, we can give no assurance that these plans, objectives, expectations or intentions will be achieved. Forward-looking statements involve significant risks and uncertainties (some of which are beyond our control) and assumptions that could cause actual results to differ materially from historical experience and present expectations or projections. Actual results may differ materially from those in the forward-looking statements and the trading price for our common stock may fluctuate significantly. Forward-looking statements also are affected by the risk factors described in our filings with the U.S. Securities and Exchange Commission. Except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events.

Contact Info:

757-966-1432

Info@Greenwavetechnologysolutions.com